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FORM 4                                                 OMB APPROVAL
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[ ] Check this box if no longer             OMB Number                 3235-0287
    subject to Section 16. Form 4           Expires:          September 30, 1998
    or Form 5 obligations may               Estimated average burden
    continue. See Instruction 1(b).          hours per response............. 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    POCOCK          TERENCE        H.
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    (Last)         (First)       (Middle)

    5210 E. Williams Circle, Ste 200
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    (Street)

    Tucson          AZ             85711
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Wavetech, Inc. (ITEL)
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3.  IRS Or Social Security
    Number of Reporting
    Person (Voluntary)

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4.  Statement for Month/Year

    02/20/98
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5.  If Amendment,
    Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [X] Director                          [ ] 10% Owner
    [ ] Officer (give title below)        [ ] Other (specify below)


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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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
Form 4 (continued)

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                TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security 2. Trans- 3. Trans-    4. Securities Acquired (A) 5. Amount of     6. Owner-    7. Nature of
   (Instr. 3)           action    action       or Disposed of (D)         Securities       ship         Indirect
                        Date      Code         (Instr. 3, 4 and 5)        Beneficially     Form:        Beneficial
                        (Month/   (Instr. 8)                              Owned at         Direct       Owner-
                        Day/      ----------   ------------------------   End of Month     (D) or       ship
                        Year)                            (A) or         (Instr. 3 and 4)  Indirect(I)  (Instr. 4)
                                  Code    V      Amount    (D)    Price                   (Instr. 4)
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

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       Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
              (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative   2. Conver-   3. Trans-   4. Transac-   5. Number of Derivative
   Security (Instr. 3)      sion or      action      tion          Securities Acquired
                            Exercise     Date        Code          (A) or Disposed
                            Price of     (Month/     (Instr. 8)    of (D)(Instr. 3,4, and 5)
                            Derivative   Day/        -----------   -------------------------
                            Security     Year)       Code      V     (A)         (D)
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Non-Employee
Director Stock Option
(right to buy)                (1)       2/20/98       J(2)           20,000
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6. Date Exer-       7. Title and Amount of    8. Price   9.  Number    10.Owner-  11. Nature
   cisable and         Underlying Securities     of          of Deriv-    ship        of
   Expiration          (Instr. 3 and 4)          Deriv-      ative        Form of     Indirect
   Date (Month/                                  ative       Securities   Deriv-      Benefi-
   Day/Year)                                     Security    Bene-        ative       cial
   ----------------    -----------------------   (Instr.5)   ficially     Security:   Owner-
   Date     Expira-                  Amount or               Owned at     Direct (D)  ship
   Exer-    tion          Title      Number of               End of Month or Indirect (Instr.4)
   cisable  Date                     Shares                  (Instr. 4)   (I)(Instr.4)
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  2/20/99    (3)      Common Stock    20,000       (2)        70,000         D
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
Explanation of Responses:
(1) These shares may be exercised at a price equal to the mean of the bid and asked prices of the Company's Common Stock on the Nasdaq SmallCap Market on the date of grant.
(2) Grant to reporting person of option to buy shares of Common Stock under the Non-Employee Director Stock Option Grants portion of the Company's 1997 Stock Incentive Plan.
(3) The option will terminate on the earlier of (i) the tenth anniversary of the date of grant or (ii) 60 days after the reporting person ceased to serve as a Director of the Company. The option may be exercised during such 60 day period only as to the shares which were exercisable prior to the last day the reporting person was a Director.

                                /s/ Terence H. Pocock                3/  /98
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                           **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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